Exhibit 99.1

BOWFLEX PARENT, NAUTILUS, INC. REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2023 RESULTS

Direct Segment Net Sales of $139 Million Up 16% versus Pre-pandemic Fiscal 2020

Reaches 508K JRNY® Members During Q4 Fiscal 2023, Up 56% versus Q4 Fiscal 2022

Adjusted EBITDA Loss Reduced by 26% versus Q4 Fiscal 2022

Provides Fiscal Year 2024 Guidance; Expects to Achieve Significant Year-over-Year Improvement in Adjusted EBITDA Loss in Full Year Fiscal 2024

VANCOUVER, WASHINGTON, May 23, 2023 - Bowflex Parent, Nautilus, Inc. (NYSE: NLS) today reported its unaudited operating results for the fiscal 2023 fourth quarter and year ended March 31, 2023.

Management Comments
“We’re pleased to deliver fourth quarter and full year results that exceeded our expectations, reflecting the strength of our Direct segment and continued momentum on JRNY® as we execute on our long-term transformation under our North Star strategy,” said Jim Barr, Nautilus, Inc. Chief Executive Officer. “We took deliberate steps throughout fiscal 2023 that enabled us to exit the year with a significantly improved inventory position and streamlined cost structure. Subsequent to quarter end, we further strengthened our balance sheet and monetized the value of certain non-core assets, enhancing our ability to manage through the current environment. These actions, coupled with our asset-light, semi-variable operating model, position us well to drive future profitable growth.”

Mr. Barr continued, “The continued demand we see for our equipment in our Direct business gives us conviction in the sustainability of the shift to at-home fitness. Furthermore, we are capitalizing on consumer preferences for connected fitness thanks to our investments in our differentiated digital offering. We will continue to take the necessary actions that best position us to operate more efficiently, drive free cash flow, and return to profitability.”

Total Company Results

To gauge sales growth against more "normalized" or pre-pandemic results, in addition to showing results for periods ending March 31, 2022 and 2023, we think it is helpful to investors to provide sales results for the fourth fiscal quarter and full fiscal year ended March 31, 2023 as compared to the pre-pandemic three-month and twelve-month periods ended March 31, 2020.

Fiscal Fourth Quarter Ended March 31, 2023 Compared to Fiscal Fourth Quarter Ended March 31, 2022

•Net sales were $68.4 million, compared to $119.7 million, a decline of 42.9% versus last year. Net sales are down 19.2%, when compared to the same period in fiscal 2020, excluding sales related to the Octane brand, which was sold in October 2020. The sales decline versus last year was driven primarily by the return to pre-pandemic demand. The net sales decrease compared to fiscal 2020 was due to decreased demand.

•Gross profit was $10.7 million, compared to $21.0 million last year. Gross profit margins were 15.6% compared to 17.5% last year. The 1.9 ppt decrease in gross margins was primarily due to increased discounting driven by the decision to exit Nautilus branded products (-3 ppts), higher outbound freight (-2 ppts), unfavorable logistics overhead (-2 ppts), and reduced investment in JRNY® (-1 ppt), offset by lower landed product costs (+5 ppts)

driven by lower inbound freight and lower factory costs. Excluding Nautilus branded products, gross profit margin would have been 20.3%.

•Operating expenses were $28.2 million compared to $42.9 million last year. The decrease of $14.7 million, or 34.3%, was primarily due to a $10.3 million decrease in media spending, a $3.9 million decrease in personnel expenses, a $1.8 million decrease in contracted services, a $0.8 million decrease in other variable selling and marketing expenses due to decreased sales and a $0.4 decrease in other costs, offset by $2.5 million in restructuring related charges. Total advertising expenses were $4.9 million this year versus $15.2 million last year.

•Operating loss was $17.5 million compared to an operating loss of $21.9 million last year, primarily driven by lower operating expenses.

•Income tax expense from continuing operations was $0.8 million this year compared to a $4.7 million tax benefit last year. The income tax expense in the current year was primarily a result of activities in foreign jurisdictions and the recording of a $4.8 million valuation allowance. The effective tax rate was (3.9)% this year compared to 20.5% last year.

•Loss from continuing operations was $20.9 million, or $0.66 per diluted share, compared to a loss of $18.2 million, or $0.58 per diluted share, last year, driven by higher income tax expense.

•Net loss was $20.9 million, or $0.66 per diluted share, compared to net loss of $18.2 million or $0.58 per diluted share, last year.

•The following non-GAAP measures exclude the impact of acquisition and other related costs1 and restructuring and exit charges1 for the three months ended March 31, 2023.

◦Adjusted operating expenses were $25.4 million compared to $42.1 million last year. The $16.7 million, or 39.7%, decrease was primarily due to a $10.3 million decrease in media spending, a $3.9 million decrease in personnel expenses, a $1.8 million decrease in contracted services, and a $0.8 million decrease in other variable selling and marketing expenses due to decreased sales.

◦Adjusted operating loss was $14.7 million compared to $21.1 million last year, primarily driven by lower operating expenses.

◦Adjusted EBITDA loss from continuing operations was $12.6 million compared to $16.9 million last year. Excluding Nautilus branded products, Adjusted EBITDA loss would have been $10.6 million.

1 See “Reconciliation of Non-GAAP Financial Measures” for more information

Fiscal Year Ended March 31, 2023 Compared to Fiscal Year Ended March 31, 2022

•Net sales were $286.8 million, compared to $589.5 million, a decline of 51.3% versus last year. Net sales are up 3.3% when compared to the same period in fiscal 2020, excluding sales related to the Octane brand, which was sold in October 2020. The sales decline versus last year was driven primarily by the return to pre-pandemic demand and pre-pandemic sales discounting practices, as our typical sales discounts were largely unnecessary during the pandemic period.

•Gross profit was $52.0 million, compared to $148.5 million last year. Gross profit margins were 18.1% compared to 25.2% last year. The 7.1 ppt decrease in gross profit margins was primarily due to increased discounting given our heavy inventory position and the decision to exit Nautilus branded products (-5 ppts), unfavorable logistics overhead absorption (-3 ppts), deleverage of JRNY® COGs (-2 ppts), and increased outbound freight (-1 ppt), offset by lower landed product costs, driven by lower inbound freight and lower factory costs (+4 ppts). Excluding Nautilus branded products, gross profit margin would have been 20.1%.

•Operating expenses were $145.3 million compared to $173.8 million last year. The decrease of $28.5 million, or 16.4%, was primarily due to a $38.3 million decrease in media spending, a $9.9 million decrease due to savings in other operating expenses, a $7.4 million decrease in other variable selling and marketing expenses due to decreased sales, and a $4.7 million prior year loss contingency for a legal settlement, offset by a goodwill and intangible impairment charge of $27.0 million, $2.5 million in restructuring related charges and a $2.3 million increase in JRNY® investments. Total advertising expenses were $23.2 million versus $61.5 million last year.

•Operating loss was $93.4 million, or a negative 32.6% operating margin, compared to an operating loss of $25.3 million, or a negative 4.3% operating margin last year, primarily due to lower gross profit and higher operating expenses, including a goodwill and intangible impairment charge of $27.0 million and a $2.5 million restructuring charge.

•Income tax expense from continuing operations was $9.4 million this year compared to a $6.0 million tax benefit last year. The income tax expense in the current year was primarily the result of the $25.4 million deferred tax asset valuation allowance recorded in fiscal 2023. The effective tax rate was (9.5)% this year compared to 21.3% last year.

•Loss from continuing operations was $107.5 million, or $3.40 per diluted share, compared to a loss of $22.2 million, or $0.72 per diluted share, last year. The decrease in loss from continuing operations was primarily due to lower gross profit and higher operating expenses as discussed in more detail above.

•Net loss was $105.4 million, compared to a net loss of $22.4 million last year. Net loss per diluted share was $3.34, compared to net loss per diluted share of $0.72 last year. The decrease in net loss was primarily due to lower gross profit and higher operating expenses as discussed in more detail above.

•The following non-GAAP measures exclude the impact of non-cash impairment charges1 related to the carrying value of our goodwill and intangible assets and restructuring and exit charges1 for the twelve months ended March 31, 2023 and the impact of legal settlement1 and acquisition and other related costs1 for the twelve months ended March 31, 2022.

◦Adjusted operating expenses were $113.6 million compared to $166.7 million last year. The $53.2 million, or 31.9%, decrease was primarily due to a $38.3 million decrease in media spending, a $9.9 million decrease in other operating expenses, a $7.4 million decrease in other variable selling and marketing expenses due to decreased sales, and a $4.7 million prior year loss contingency for a legal settlement, offset by a $2.3 million increase in JRNY® investments.

◦Adjusted operating loss was $61.6 million compared to a loss of $18.2 million last year, driven by lower gross profit.

◦Adjusted EBITDA1 loss from continuing operations was $46.6 million (versus guidance of Adjusted EBITDA2 loss of about $50.0 million) compared to Adjusted EBITDA1 loss of $3.3 million last year. Excluding Nautilus branded products, Adjusted EBITDA loss would have been $43.5 million.

1 See “Reconciliation of Non-GAAP Financial Measures” for more information
2 The Company provided Adjusted EBITDA guidance, rather than net income guidance, due to the inherent unpredictability of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but not Adjusted EBITDA. The Company was unable to reasonably estimate the impact of such expenses, if any, on net income. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation. Accordingly, the Company did not provide a reconciliation of projected net income to projected Adjusted EBITDA.

JRNY® Update

•As of March 31, 2023, Members of JRNY®, the Company's personalized connected fitness platform, reached 508,000, representing approximately 56% growth versus the same quarter last year. Of these Members, 156,000 were Subscribers, representing approximately 41% growth over the same period last year. The Company defines JRNY® Members as all individuals who have a JRNY® account and/or subscription, which includes Subscribers, their respective associated users, and users who consume free content. The Company defines Subscribers as a person or household who paid for a subscription, are in a trial, or have requested a "pause"' to their subscription for up to three months.

•Earlier this year, the Company introduced an innovative feature set to its adaptive fitness platform with the launch of JRNY® with Motion Tracking, which pairs repetition tracking, form guidance, and adaptive weight targets, along with its extensive library of personalized cardio, strength, and whole-body workouts. Members can now access these features on their mobile device or tablet within their existing membership and without the need for additional equipment.

•The Company also recently introduced new pricing tiers: JRNY® Mobile-Only, made just for mobile device or tablet users at a lower price point, and JRNY® All-Access, which allows Members to take advantage of JRNY®’s features across their mobile devices, tablets, and Bowflex® products with built-in touchscreens.

•JRNY® learns with each use by assessing Members’ fitness levels and recommends workouts based on their abilities and the workout experiences they favor, creating an adaptive and personalized fitness plan that Members can stick to for long-term success. Leveraging proprietary technology and machine learning expertise from the Company's acquisition of VAY, these new features are enhancing value within the JRNY® platform, which the Company believes will continue to drive membership growth.

Segment Results

Fiscal Fourth Quarter Ended March 31, 2023 Compared to Fiscal Fourth Quarter Ended March 31, 2022

Direct Segment

•Direct segment sales were $41.6 million, compared to $59.8 million, a decline of 30.4% versus last year, and down 11.7%, compared to the same period in fiscal 2020. The net sales decrease compared to last year was primarily driven by the return to pre-pandemic seasonal demand and pre-pandemic sales discounting practices. The net sales decrease compared to fiscal 2020 was due to decreased demand.

•Cardio sales declined 28.8% versus last year and were down 22.3% compared to the same period in fiscal 2020. Lower cardio sales this quarter versus last year were primarily driven by lower bike demand. Strength product sales declined 33.3% versus last year and increased 22.0% compared to the same period in fiscal 2020. Lower strength sales this quarter versus last year were primarily driven by lower demand for SelectTech® weights.

•As of March 31, 2023, the Direct segment's backlog totaled $0.5 million. This amount represents unfulfilled consumer orders net of current promotional programs and sales discounts.

•Gross profit margin was 21.0% versus 19.3% last year. The 1.7 ppt increase in gross margin was primarily driven by: lower product costs (+3 ppts) and decreased other costs (+1 ppt), offset by increased discounting (-2 ppts) and higher outbound freight (-1 ppt). Gross profit was $8.7 million, a decrease of 24.2% versus last year.

•Segment contribution loss was $5.4 million, or 12.9% of sales, compared to segment contribution loss of $11.7 million, or 19.5% of sales last year. The improvement was primarily driven by decreased media spend and lower operating expenses, as explained above. Advertising expenses were $4.9 million compared to $15.2 million for the same period last year.

Retail Segment

•Retail segment sales were $26.2 million, compared to $58.7 million, a decline of 55.4% versus last year, and down 28.5% compared to the same period in fiscal 2020 excluding sales related to the Octane brand. Retail segment sales outside the United States and Canada were up 3.6% versus last year. The net sales decrease compared to last year was primarily driven by the return to pre-pandemic seasonal demand. The net sales decrease compared to fiscal 2020 was due to decreased demand.

•Cardio sales declined 35.4% versus last year and were down 45.2% compared to the same period in fiscal 2020, excluding sales related to the Octane brand. Lower cardio sales this quarter were primarily driven by lower bike demand. Strength product sales declined 68.4% versus last year and increased 19.2% compared to the same period in fiscal 2020. Lower strength sales this quarter were primarily driven by lower demand for SelectTech® weights.

•As of March 31, 2023, the Retail segment's backlog totaled $11.5 million. This amount represents customer orders for future shipments and are net of contractual rebates and consideration payable to applicable Retail customers.

•Gross profit margin was 5.0% versus 14.0% last year. The 9.0 ppt decrease in gross margin was primarily due to unfavorable logistics overhead absorption (-5 ppts), a prior year release of a special warranty (-3 ppts), increase in inventory adjustments (-1 ppt) and increased other costs (-1 ppt), partially offset by lower product costs (+1 ppt). Gross profit was $1.3 million, a decrease of 84.3% versus last year.

•Segment contribution loss was $4.7 million, or 18.1% of sales, compared to segment contribution income of $0.7 million, or 1.2% of sales, last year. The decrease was primarily driven by lower gross profit due to lower sales as explained above.

Comparison of Segment Results for the Fiscal Year Ended March 31, 2023 to the Fiscal Year Ended March 31, 2022

Direct Segment

•Direct segment sales were $139.3 million, compared to $221.7 million, a decline of 37.2%, versus 2022 and $120.1 million, an increase of 16.0% compared to fiscal 2020. The net sales decrease compared to last year was primarily driven by the return to pre-pandemic seasonal demand and higher sales discounting practices. The net sales increase compared to fiscal 2020 was due to increased demand.

•Cardio sales declined 27.0% versus last year and were flat compared to fiscal 2020. Lower cardio sales were primarily driven by lower bike demand. Strength product sales declined 51.3% versus last year and increased 74.7% compared to fiscal 2020. Lower strength sales this year were primarily driven by lower demand for SelectTech® weights.

•Gross profit margin was 20.6% versus 30.7% last year. The 10.1 ppt decrease in gross margin was primarily due to increased discounting given the heavy inventory position and the decision to exit Nautilus branded products (-6 ppts), deleverage of JRNY® COGs (-2 ppts), unfavorable logistics overhead absorption (-2 ppts) and increased other costs (-1 ppt), partially offset by lower outbound freight (+1 ppt). Gross profit was $28.7 million, a decrease of 57.9% versus last year.

•Segment contribution loss was $29.6 million, or 21.3% of sales, compared to segment contribution loss of $15.7 million, or 7.1% of sales last year. The decline was primarily driven by lower gross profit as explained above, offset by decreased media spend. Advertising expenses were $23.2 million compared to $61.5 million last year.

Retail Segment

•Retail segment sales were $144.1 million, compared to $364.1 million, a decline of 60.4% versus last year and $154.3 million, a decrease of 6.6%, compared to fiscal 2020, excluding sales related to the Octane brand. Retail segment sales outside the United States and Canada were down 69.7% versus last year. The net sales decrease compared to last year was primarily driven by the return to pre-pandemic seasonal demand, lower cardio sales and higher sales discounting. The net sales decrease compared to fiscal 2020 was due to decreased demand.

•Cardio sales declined 70.2% versus last year and were down 41.1% compared to fiscal 2020, excluding sales related to the Octane brand. Lower cardio sales this year were primarily driven by lower bike demand. Strength product sales declined by 47.2% versus last year and increased 68.5% compared to fiscal 2020. Lower strength sales this year were primarily driven by lower demand for SelectTech® weights.

•Gross profit margin was 13.8% versus 21.0% last year. The 7.2 ppt decrease in gross profit margin was primarily driven by unfavorable logistics overhead absorption (-4 ppts), increased discounting given our heavy inventory position and the decision to exit Nautilus branded products (-3 ppts) and increased other costs (-1 ppt), partially offset by lower product costs (+1 ppt) driven by lower inbound freight and lower factory costs. Gross profit was $19.9 million, a decrease of 74.0% versus last year.

•Segment contribution loss was $5.7 million, or 4.0% of sales, compared to segment contribution income of $44.8 million, or 12.3% of sales, last year. The decline was primarily driven by lower gross profit as explained above.

Balance Sheet and Other Key Highlights as of March 31, 2023:

•Cash and Liquidity:

•Cash and restricted cash were $18.3 million compared to cash and restricted cash of $14.2 million as of March 31, 2022. The increase was primarily driven by faster inventory turns and extended vendor payment terms.

•Debt and other borrowings were $27.9 million compared to $29.4 million as of March 31, 2022.

•$14.9 million was available for borrowing under the Wells Fargo Asset Based Lending Revolving Facility (“Facility”) compared to $65.8 million as of March 31, 2022.

•Free Cash Flow1, defined as net cash provided by (used in) operating activities minus capital expenditures, was $6.2 million for the fiscal year ended March 31, 2023 compared to negative $79.6 million for the fiscal year ended March 31, 2022.

1 See “Reconciliation of Non-GAAP Financial Measures” for more information

•Inventory was $46.6 million, down 58% compared to $111.2 million as of March 31, 2022. The year-over-year decrease in inventory was driven by faster turns of inventory on-hand and lower inventory in-transit. About 6% of inventory as of March 31, 2023 was in-transit.

•Trade receivables were $21.5 million, compared to $61.5 million as of March 31, 2022. The decrease in trade receivables was primarily driven by lower sales in the fourth quarter of fiscal 2023.

•Trade payables were $29.4 million, compared to $53.2 million as of March 31, 2022. The decrease in trade payables of $23.8 million was driven by strong inventory management as the Company sold through existing inventory and minimized purchases to end the year with inventory more in line with projected revenue.

•Capital expenditures totaled $12.6 million for the twelve months ended March 31, 2023.

•As noted in the pre-announcement of results for the fourth quarter of fiscal 2023, as of May 2, 2023, cash and restricted cash was $19 million while total borrowings were $18 million.

Forward Looking Guidance

The following forward-looking statements reflect the Company's full fiscal year 2024 expectations as of May 23, 2023 and are subject to risks and uncertainties.

Full Year Fiscal 2024

•The Company expects full year net revenue to be in the range of $270 million to $300 million, with the second half of the year representing 60% to 65% of full year net revenue. The Company expects Q1 to be the lowest revenue quarter of the year, and as a % of full year sales, to be lower than last year. Finally, given the sale of the Nautilus Brand, the Company expects royalty revenue to be $1.8 million.

•The Company expects full year Adjusted EBITDA1 of between $15 million loss to break-even.
•The Company is targeting JRNY® Members to be approximately 625,000 at March 31, 2024.

(1) The Company provides Adjusted EBITDA guidance, rather than net income guidance, due to the inherent unpredictability of forecasting certain types of expenses such as stock-based compensation and income tax expenses, which affect net income but not Adjusted EBITDA. The Company is unable to reasonably estimate the impact of such expenses, if any, on net income. The inability to project certain components of the calculation would significantly affect the accuracy of a reconciliation. Accordingly, the Company does not provide a reconciliation of projected net income to projected Adjusted EBITDA.

Conference Call

Nautilus will discuss our fiscal 2023 fourth quarter ended March 31, 2023 operating results during a live conference call and webcast on Tuesday, May 23, 2023 at 1:30 p.m. Pacific Time. The conference call can be accessed by calling (877) 425-9470 in North America. International callers may dial (201) 389-0878. Please note that there will be presentation slides accompanying the earnings call. The slides will be displayed live on the webcast and will be available to download via the webcast player or at http://www.nautilusinc.com/events. The webcast will be archived online within two hours after completion of the call and will be available for six months. Participants from the Company will include Jim Barr, Chief Executive Officer and Aina Konold, Chief Financial Officer.

A telephonic playback will be available from 4:30 p.m. PT, May 23, 2023 through 8:59 p.m. PT, June 6, 2023. Participants can dial (844) 512-2921 in North America and international participants can dial (412) 317-6671 to hear the playback. The passcode for the playback is 13737579.

About Nautilus, Inc.

Nautilus, Inc. (NYSE:NLS) is a global leader in digitally connected home fitness solutions. The Company’s brand family includes Bowflex®, Nautilus®, Schwinn®, and JRNY®, its digital fitness platform. With a broad selection of exercise bikes, cardio equipment, and strength training products, Nautilus, Inc. empowers healthier living through individualized connected fitness experiences and in doing so, envisions building a healthier world, one person at a time.

Headquartered in Vancouver, Washington, the Company’s products are sold direct to consumer on brand websites and through retail partners and are available throughout the U.S. and internationally. Nautilus, Inc. uses the investor relations page of its website (www.nautilusinc.com/investors) to make information available to its investors and the market.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including: projected, targeted or forecasted financial, operating results and capital expenditures, including but not limited to net sales growth rates, gross margins, operating expenses, operating margins, anticipated demand for the Company's new and existing products, statements regarding the Company's prospects, resources or capabilities; planned investments, strategic initiatives and the anticipated or targeted results of such initiatives; the effects of the COVID-19 pandemic on the Company’s business; and planned operational initiatives and the anticipated cost-saving results of such initiatives. All of these forward-looking statements are subject to risks and uncertainties that may change at any time. Factors that could cause Nautilus, Inc.’s actual expectations to differ materially from these forward-looking statements also include: weaker than expected demand for new or existing products; our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs; risks associated with current and potential delays, work stoppages, or supply chain disruptions, including shipping delays due to the severe shortage of shipping containers; an inability to pass along or otherwise mitigate the impact of raw material price increases and other cost pressures, including unfavorable currency exchange rates and increased shipping costs; experiencing delays and/or greater than anticipated costs in connection with launch of new products, entry into new markets, or strategic initiatives; our ability to hire and retain key management personnel; changes in consumer fitness trends; changes in the media consumption habits of our target consumers or the effectiveness of our media advertising; a decline in consumer spending due to unfavorable economic conditions; risks related to the impact on our business of the COVID-19 pandemic or similar public health crises; softness in the retail marketplace; availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all; changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms and the impact of any future impairment. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances.

# # # #
SOURCE: Nautilus, Inc.
Investor Relations:
John Mills
ICR, LLC
646-277-1254
John.mills@icrinc.com

Media:
John Fread
Nautilus, Inc
360-859-5815
jfread@nautilus.com

Robin Rootenberg
Action Mary
925-464-8030
robin.rootenberg@actionmary.com

RESULTS OF OPERATIONS INFORMATION

The following summary contains information from our consolidated statements of operations for the three and twelve month periods ended March 31, 2023 and 2022 (unaudited and in thousands, except per share amounts):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022
Net sales	$68,419	$119,724	$286,773	$589,534
Cost of sales	57,740	98,741	234,819	441,077
Gross profit	10,679	20,983	51,954	148,457
Operating expenses:
Selling and marketing	12,012	23,570	51,505	99,204
General and administrative	8,157	12,428	42,474	51,783
Research and development	5,507	6,904	21,822	22,786
Goodwill and intangible impairment charge	—	—	26,965	—
Restructuring and exit charges	2,549	—	2,549	—
Total operating expenses	28,225	42,902	145,315	173,773

Operating loss	(17,546)	(21,919)	(93,361)	(25,316)
Other expense, net	(2,593)	(984)	(4,768)	(2,914)
Loss from continuing operations before income taxes	(20,139)	(22,903)	(98,129)	(28,230)
Income tax expense (benefit)	786	(4,705)	9,359	(6,026)
Loss from continuing operations	(20,925)	(18,198)	(107,488)	(22,204)
(Loss) income from discontinued operations, net of income taxes	(12)	(16)	2,089	(227)
Net loss	$(20,937)	$(18,214)	$(105,399)	$(22,431)

Basic loss per share from continuing operations	$(0.66)	$(0.58)	$(3.40)	$(0.72)
Basic income per share from discontinued operations	—	—	0.06	—
Basic net loss per share	$(0.66)	$(0.58)	$(3.34)	$(0.72)

Diluted loss per share from continuing operations	$(0.66)	$(0.58)	$(3.40)	$(0.72)
Diluted income per share from discontinued operations	—	—	0.06	—
Diluted net loss per share	$(0.66)	$(0.58)	$(3.34)	$(0.72)

Shares used in per share calculations:
Basic	31,836	31,256	31,585	31,029
Diluted	31,836	31,256	31,585	31,029

Select Metrics:
Gross margin	15.6%	17.5%	18.1%	25.2%
Selling and marketing % of net sales	17.6%	19.7%	18.0%	16.8%
General and administrative % of net sales	11.9%	10.4%	14.8%	8.8%
Research and development % of net sales	8.0%	5.8%	7.6%	3.9%
Operating loss % of net sales	(25.6)%	(18.3)%	(32.6)%	(4.3)%

SEGMENT INFORMATION

The following table presents certain comparative information by segment and major product lines within each business segment for the three and twelve months ended March 31, 2023 and 2022 (unaudited and in thousands):

	Three Months Ended March 31,		Change
	2023	2022	$	%
Net sales:
Direct net sales:
Cardio products(1)	$27,860	$39,156	$(11,296)	(28.8)%
Strength products(2)	13,743	20,616	(6,873)	(33.3)%
Direct	41,603	59,772	(18,169)	(30.4)%

Retail net sales:
Cardio products(1)	14,880	23,020	(8,140)	(35.4)%
Strength products(2)	11,284	35,711	(24,427)	(68.4)%
Retail	26,164	58,731	(32,567)	(55.5)%

Royalty	652	1,221	(569)	(46.6)%
Consolidated net sales	$68,419	$119,724	$(51,305)	(42.9)%

Gross profit:
Direct	$8,730	$11,519	$(2,789)	(24.2)%
Retail	1,297	8,243	(6,946)	(84.3)%
Royalty	652	1,221	(569)	(46.6)%
Consolidated gross profit	$10,679	$20,983	$(10,304)	(49.1)%

Gross margin:
Direct	21.0%	19.3%	170	basis points
Retail	5.0%	14.0%	(900)	basis points

Contribution:
Direct	$(5,382)	$(11,655)	$6,273	53.8%
Retail	(4,726)	730	(5,456)	(747.4)%
Royalty	652	1,221	(569)	(46.6)%
Consolidated contribution	$(9,456)	$(9,704)	$248	2.6%

Reconciliation of consolidated contribution to loss from continuing operations:
Consolidated contribution	$(9,456)	$(9,704)	$248	2.6%
Amounts not directly related to segments:
Operating expenses	(8,090)	(12,215)	4,125	33.8%
Other expense, net	(2,593)	(984)	(1,609)	(163.5)%
Income tax expense	(786)	4,705	(5,491)	(116.7)%
Loss from continuing operations	$(20,925)	$(18,198)	$(2,727)	(15.0)%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

	Twelve Months Ended March 31,		Change
	2023	2022	$	%
Net sales:
Direct net sales:
Cardio products(1)	$93,889	$128,550	$(34,661)	(27.0)%
Strength products(2)	45,400	93,176	(47,776)	(51.3)%
Direct	139,289	221,726	(82,437)	(37.2)%

Retail net sales:
Cardio products(1)	62,225	208,991	(146,766)	(70.2)%
Strength products(2)	81,888	155,078	(73,190)	(47.2)%
Retail	144,113	364,069	(219,956)	(60.4)%

Royalty	3,371	3,739	(368)	(9.8)%
Consolidated net sales	$286,773	$589,534	$(302,761)	(51.4)%

Gross profit:
Direct	$28,664	$68,117	$(39,453)	(57.9)%
Retail	19,919	76,601	(56,682)	(74.0)%
Royalty	3,371	3,739	(368)	(9.8)%
Consolidated gross profit	$51,954	$148,457	$(96,503)	(65.0)%

Gross margin:
Direct	20.6%	30.7%	(1,010)	basis points
Retail	13.8%	21.0%	(720)	basis points

Contribution:
Direct	$(29,626)	$(15,711)	$(13,915)	(88.6)%
Retail	(5,720)	44,831	(50,551)	(112.8)%
Royalty	3,371	3,739	(368)	(9.8)%
Consolidated contribution	$(31,975)	$32,859	$(64,834)	(197.3)%

Reconciliation of consolidated contribution to loss from continuing operations:
Consolidated contribution	$(31,975)	$32,859	$(64,834)	(197.3)%
Amounts not directly related to segments:
Operating expenses	(61,386)	(58,175)	(3,211)	(5.5)%
Other expense, net	(4,768)	(2,914)	(1,854)	(63.6)%
Income tax expense	(9,359)	6,026	(15,385)	(255.3)%
Loss from continuing operations	$(107,488)	$(22,204)	$(85,284)	(384.1)%

(1) Cardio products include: connected-fitness bikes, the Bowflex® C6, Bowflex® VeloCore®, Schwinn® IC4, Max Trainer®, connected-fitness treadmills, other exercise bikes, ellipticals and subscription services.

(2) Strength products include: Bowflex® Home Gyms, Bowflex® SelectTech® dumbbells, kettlebell and barbell weights, and accessories.

BALANCE SHEET INFORMATION

The following summary contains information from our consolidated balance sheets as of March 31, 2023 and March 31, 2022 (unaudited and in thousands):

	As of
	March 31, 2023	March 31, 2022
Assets

Cash	$17,362	$12,872
Restricted cash	950	1,339
Trade receivables, net of allowances	21,489	61,454
Inventories	46,599	111,190
Prepaids and other current assets	8,033	14,546
Other current assets - restricted	—	3,887
Income taxes receivable	1,789	1,998
Total current assets	96,222	207,286
Property, plant and equipment, net	32,789	32,129
Operating lease right-of-use assets	19,078	23,620
Goodwill	—	24,510
Other intangible assets, net	6,787	9,304
Deferred income tax assets, non-current	554	8,760
Income taxes receivable, non-current	5,673	5,673
Other assets	2,429	2,763
Total assets	$163,532	$314,045

Liabilities and Shareholders' Equity

Trade payables	$29,378	$53,165
Accrued liabilities	15,575	29,386
Operating lease liabilities, current portion	4,427	4,494
Finance lease liabilities, current portion	122	119
Warranty obligations, current portion	2,564	4,968
Income taxes payable, current portion	328	839
Debt payable, current portion, net of unamortized debt issuance costs	1,642	2,243
Total current liabilities	54,036	95,214
Operating lease liabilities, non-current	16,380	20,926
Finance lease liabilities, non-current	282	395
Warranty obligations, non-current	703	1,248
Income taxes payable, non-current	2,316	4,029
Deferred income tax liabilities, non-current	253	—
Other non-current liabilities	1,978	1,071
Debt payable, non-current, net of unamortized debt issuance costs	26,284	27,113
Shareholders' equity	61,300	164,049
Total liabilities and shareholders' equity	$163,532	$314,045

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Non-GAAP Presentation
Nautilus presents non-GAAP financial measures as a complement to results provided in accordance with GAAP, and the non-GAAP financial measures should not be regarded as a substitute for GAAP.

In addition to disclosing its financial results determined in accordance with GAAP, Nautilus has presented in this release certain non-GAAP financial measures, which exclude the impact of certain items (as further described below). Management believes these measures are also useful to investors as these are the same metrics that management uses to evaluate past performance and prospects for future performance. Nautilus strongly encourages investors to review all its financial statements and publicly filed reports in their entirety and to not rely on any single financial measure to evaluate the Company’s performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure. We define free cash flow as net cash provided by (used in) operating activities minus capital expenditures. We believe that, when viewed with our GAAP results, free cash flow provides management, investors and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows. We believe free cash flow provides useful additional information to users of our financial information and is an important metric because it represents a measure of how much cash we have available for discretionary and non-discretionary items after the deduction of capital expenditures. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

Adjusted Results

In addition to disclosing the comparable GAAP results, Nautilus has presented its operating expenses and operating (loss) income on an adjusted basis to exclude certain non-recurring items, including the non-cash charge related to goodwill and intangible asset impairment(1), the legal settlement(2), acquisition and other related costs(3) and restructuring and exit charges(4). The Company believes that excluding these items, which are inconsistent in amount and frequency, supplements the GAAP information with a measure that can be used to assess the sustainability of the Company’s operating performance. Nautilus has also presented EBITDA from continuing operations on an adjusted basis, excluding the aforementioned items for similar reasons.

Adjusted EBITDA from Continuing Operations

Nautilus has also presented EBITDA from continuing operations on an adjusted basis, to exclude the non-cash charge related to goodwill and intangible asset impairment(1), the legal settlement(2), acquisition and other related costs(3), restructuring and exit charges(4), depreciation and amortization, stock-based compensation and certain other net expenses. The Company believes that EBITDA is an important measure as it allows the company to evaluate past performance and prospects for future performance. The Company believes the exclusion of stock-based compensation expense provides for a better comparison of operating results to prior periods and to peer companies as the calculations of stock-based compensation vary from period to period and company to company due to different valuation methodologies, subjective assumptions, and the variety of award types. The Company excludes other expenses, net that are the result of factors and can vary significantly from one period to the next. We believe that exclusion of such other expenses are useful to management and investors in evaluating the performance of our ongoing operations on a period-to-period basis.

We do not reconcile non-GAAP financial measures on a forward-looking basis as it is impractical to do so without unreasonable effort.

The following table reconciles free cash flow, a non-GAAP financial measure, from a GAAP financial measure for the three and twelve month periods ended March 31, 2023 and 2022 (unaudited and in thousands):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$30,626	$25,017	$18,846	$(66,566)
Purchase of property, plant and equipment	(1,921)	(3,914)	(12,618)	(13,050)
Free cash flow	$28,705	$21,103	$6,228	$(79,616)
Net loss	$(20,937)	$(18,214)	$(105,399)	$(22,431)
Free cash flow as percentage of net loss	137.1%	115.9%	5.9%	(354.9)%

The following table presents a reconciliation of operating expenses, the most directly comparable GAAP measure, to Adjusted operating expenses for the three and twelve month periods ended March 31, 2023 and 2022 (unaudited and in thousands):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022
Operating expenses	$28,225	$42,902	$145,315	$173,773
Goodwill and intangible impairment charge(1)	—	—	(26,965)	—
Legal settlement(2)	276	—	276	(4,665)
Acquisition and other related costs(3)	(540)	(770)	(2,483)	(2,448)
Restructuring and exit charges(4)	(2,549)	—	(2,549)	—
Adjusted operating expenses	$25,412	$42,132	$113,594	$166,660

The following table presents a reconciliation of operating loss, the most directly comparable GAAP measure, to Adjusted operating loss for the three and twelve month periods ended March 31, 2023 and 2022 (unaudited and in thousands):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022
Operating loss	$(17,546)	$(21,919)	$(93,361)	$(25,316)
Goodwill and intangible impairment charge(1)	—	—	26,965	—
Legal settlement(2)	(276)	—	(276)	4,665
Acquisition and other related costs(3)	540	770	2,483	2,448
Restructuring and exit charges(4)	2,549	—	2,549	—
Adjusted operating loss	$(14,733)	$(21,149)	$(61,640)	$(18,203)

The following table presents a reconciliation of loss from continuing operations, the most directly comparable GAAP measure, to Adjusted EBITDA from continuing operations for the three and twelve month periods ended March 31, 2023 and 2022 (unaudited and in thousands):

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022	2023	2022
Loss from continuing operations	$(20,925)	$(18,198)	$(107,488)	$(22,204)
Other expense, net	2,593	984	4,768	2,914
Income tax expense (benefit) from continuing operations	786	(4,705)	9,359	(6,026)
Depreciation and amortization	3,147	2,628	11,103	8,615
Stock-based compensation expense	(964)	1,651	3,909	6,262
Goodwill and intangible impairment charge(1)	—	—	26,965	—
Legal settlement(2)	(276)	—	(276)	4,665
Acquisition and other related costs(3)	540	770	2,483	2,448
Restructuring and exit charges(4)	2,549	—	2,549	—
Adjusted loss before interest, taxes, depreciation, and amortization (Adjusted EBITDA) from continuing operations	$(12,550)	$(16,870)	$(46,628)	$(3,326)

(1) Goodwill and intangible impairment charge
In accordance with ASC 350 — Intangibles — Goodwill and Other, an entity is required to perform goodwill and indefinite-lived trade names impairment valuations annually, or sooner if triggering events are identified. We observed continued market volatility including significant declines in our market capitalization during the three month period ended June 30, 2022, which we identified as a triggering event. In response to the triggering event, we performed an interim evaluation and a market capitalization reconciliation during the first quarter of fiscal 2023, which resulted in non-cash goodwill and indefinite-lived intangible assets impairment charges.
(2) Legal Settlement
Legal settlement is a loss contingency accrual related to a legal settlement for a class action lawsuit related to advertisement of our treadmills.

(3) Acquisition and other related costs
On September 17, 2021, we acquired VAY AG ("VAY") for aggregate purchase consideration of approximately $27.0 million. We accounted for the transaction as a business combination. Acquisition and other costs are reflected in general and administrative costs and consist of acquisition related closing costs and a contingent consideration arrangement. The contingent consideration arrangement requires the Company to recognize $3.9 million compensatory expense over an 18 month service period.

(4) Restructuring and exit charges
In February 2023, we restructured our cost structure to align with lower revenue. In addition to ending relationships with outsourced contractors, we executed a reduction in our workforce of approximately 15%. Restructuring and exit charges include involuntary employee termination benefits and other exit costs.